Exhibit 99.1

NEWS RELEASE

Investor contact

Ashley Serrao, Tradeweb + 1 646 430 6027

Ashley.Serrao@Tradeweb.com

Media contact

Daniel Noonan, Tradeweb +1 646 767 4677

Daniel.Noonan@Tradeweb.com

STEVEN BERNS ELECTED TO TRADEWEB BOARD OF DIRECTORS

NEW YORK – March 26, 2020 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today announced the election of Steven Berns to the company’s Board of Directors, effective April 3, 2020. An independent director, he will also chair the audit committee of the board.

Mr. Berns most recently served as Co-Chief Operating Officer and Chief Financial Officer of Shutterstock.

Martin Brand, Chairman of the Board, commented: “We are pleased to have Steven joining Tradeweb’s Board of Directors. His deep financial expertise, in addition to his wide-ranging governance and operations experience in digital brands, makes him a valuable addition to the board. He also knows the company and its business well, having previously served as CFO at Tradeweb.”

Mr. Berns served as Chief Financial Officer of Shutterstock from 2015 to 2019 and as Chief Operating Officer from 2017 to 2019. Prior to joining Shutterstock he was Chief Financial Officer of Tribune Media Company (2013-2015), Revlon (2009- 2013), and Tradeweb Markets (2007- 2009). Prior to that he was President and CFO of MDC Partners and held senior financial roles at Interpublic Group and Viacom.

Tradeweb CEO Lee Olesky commented: “Tradeweb operates a complex business and plays a leading role in electronifying financial markets. In addition to Steven’s financial expertise, he brings direct industry experience that will be tremendously valuable to both the board and our management team.”

Mr. Berns currently serves as a board member for Forum Merger II Corporation and previously served as a board member of Forum Merger Corporation, Shutterstock and LivePerson, Inc. He earned a B.S. in Business and Economics from Lehigh University and an MBA in Finance from New York University, Stern School of Business.

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves approximately 2,500 clients in more than 65 countries. On average, Tradeweb facilitated more than $725 billion in notional value traded per day over the past four fiscal quarters. For more information, please go to www.tradeweb.com.

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